Illuminated Media Inc.
                          15 S. Fifth Street, Suite 715
                              Minneapolis, MN 55402

                                 June 12 , 1997



Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, NW Mail Stop 3-11
Washington, DC 20549

         Re:      Illuminated Media Inc.
                  Registration Statement on Form SB-2
                  File No. 33-22443

Dear Sir/Madam:

         Illuminated Media Inc. hereby withdraws its acceleration request dated June 5, 1997.

                                       Very truly yours,

                                       ILLUMINATED MEDIA INC.


                                       By:/s/ Robert H. Blank
                                          Robert H. Blank
                                          Chief Executive Officer


                                       By: /s/ Richard D. Kothe
                                           Richard D. Kothe
                                           Chief Financial Officer